UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2011  (October 11, 2011)
SENSIVIDA MEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

New Jersey	000-07405	22-1937826
(State or other jurisdiction	(Commission	(IRS Employer Identification No.)
Of incorporation)	File Number)

150 Lucius Gordon Drive, Suite 110
West Henrietta, NY		14586
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (585) 413-9080

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 10, 2011 David Smith resigned from the Board of Directors of the registrant ("SensiVida") on the basis of the time constraints by his executive and board position with an emerging growth company and not as a result of any disagreement with SensiVida relating to SensiVida's operations, policies or practices. On October 10, 2011 J. Montieth Estes and John Spoonhower joined the Board of Directors of SensiVida.

From 1969 to 1980 Mr. Estes was a Partner in Harris Beach and Wilcox of Rochester, NY. From 2000 to 2005 Mr. Estes was Of Counsel at the law firm of Boylan Brown Code Vigdor & Wilson From 2005 to 2008 Mr. Estes was a partner at the law firm of Jaeckle, Fleischmann & Mugel LLP. Since 2009 Mr. Estes has been practicing law and assisting technology companies with financings and licensing of their intellectual property.

From 1980 to 2000 Mr. Estes held various executive management positions with public and private companies as well as financial services firms. Mr. Estes has served as Vice President and General Counsel for Fourth Dimension Systems Corp.; Chairman and Chief Executive Officer of Optical Imaging Systems, Inc.; and Chief Operating Officer of Scientific Calculations, Inc. Mr. Estes is a member of the Board of Directors of Excell Partners, Inc., a seed capital fund for companies located in upstate New York, the Upstate Venture Association of New York (UVANY), UNYTECH, an association of 11 tech transfer offices of the major research universities in Upstate New York, and the Smart Start Venture Forum of Albany NY. Mr. Estes is a member of the Board of Directors of iCardiac Technologies, Inc., Med Graph Inc., Environmental Energy Technologies, Inc., EET Diesel Systems, Inc., TVT Bio, Inc., and Plures Technologies, Inc.

Mr. Estes received his B.ChE. and M.ChE. degrees from Cornell University and his J.D. degree from the Harvard Law School. SensiVida believes that in light of his executive turnaround experience at several companies and his financing background that Mr. Estes will be a significant addition to the Board and will contribute industry contacts, financing expertise, insights into successfully growing companies, knowledge of stock markets and assistance with positioning SensiVida for commercialization of its medical technology products.

John Spoonhower is currently CTO of the Company. Prior to joining SensiVida, from 2001 to 2008 Mr. Spoonhower was Chief Technologist responsible for technical due diligence for new business Development initiative and Director of External Alliances for Eastman Kodak Company in charge of managing Kodak's multi-million dollar university collaborative research initiatives and corporate venture capital relations. At Kodak, he established several multi-hundred million dollar business enterprises. From July 2008 to August 2009 he was Managing Director of the Kauffman Foundation Innovation interface at Cornell, a multi-university 501(c) (3) non-for-profit designed for corporate sponsors to investigate new business opportunities using teams at both Cornell University and MIT. From July 2008 until joining SensiVida Mr. Spoonhower was President of Opinnovate, Inc., a consulting firm specializing in best practices in open innovation. Mr. Spoonhower has 56 issued patents and has several pending applications before the U.S. Patent and Trademark Office. Mr. Spoonhower received his undergraduate degree from the University of Notre Dame (B.S., Phi Beta Kappa) and his PhD. in Applied and Engineering Physics from Cornell University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 11, 2011	SensiVida Medical Technologies, Inc.

	By:	/s/ Jose Mir
Jose Mir
President